Exhibit 10.3

Suite 314 - 800 West Pender Street	Telephone:	(604) 669-4677
Vancouver, British Columbia	Facsimile:	(604) 669-9626
Canada V6C 2VC	Toll Free:	(888) 895-5522

ST. ELIAS MINES LTD.
Trading Symbol: TSX-SLI
Web Site: www.steliasmines.com

April 16, 2010

AMAROK RESOURCES INC.
30021 Tomas Street, Suite 335
Rancho Santa Margarita, CA 92688

Attention: Ron Ruskowsky

Dear Sirs:

Re:           Proposed Agreement between St. Elias Mines Ltd. and
Amarok Resources Inc. on the Cueva Blanca Gold Property, Peru

This letter (the “Letter Agreement”) sets forth the general terms pursuant to which it is proposed that Amarok Resources Inc. (“Amarok”) acquire from St. Elias Mines Ltd. (the “Vendor”) an option to earn a 60% interest, subject to a 1.5% net smelter return royalty (“NSR”), in the Cueva Blanca Gold Property (as more particularly described below and referred to herein as the “Property”) in northern Peru.  The parties hereto intend to enter into a formal agreement (the “Formal Agreement”), incorporating the terms herein and such further terms as the parties may agree upon.

PART I – THE CLAIMS

1.1           The Property is comprised of certain mineral concessions covering approximately 1,200 hectares located in the Department of Lambayeque, northern Peru, and is more particularly described in Schedule “A” hereto.

PART II – REPRESENTATIONS AND WARRANTIES OF VENDOR

2.1           The Vendor) represents and warrants to Amarok that the Property is validly located, duly recorded, in good standing and legally and beneficially owned 100% by the Vendor, free and clear of any charges, liens, or encumbrances, environmental hazards or liabilities, and that there are no underlying agreements in effect with respect to the Property.

2.2           The Vendor represents and warrants to Amarok that there are no claims against title to the Property, nor to the knowledge of the Vendor is there any basis therefor.  The Vendor also represents and warrants to Amarok that the Vendor has the full right and authority to enter into this letter agreement and to carry out the transactions contemplated herein.

PART III – OPTION

3.1           The Vendor grants to Amarok the sole and exclusive right and option (the “Option”) to earn an undivided 60% interest in and to the Property, subject to a 1.5% NSR, in consideration of Amarok paying to the Vendor the aggregate sum of $200,000 in cash, issuing to the Vendor an aggregate of 100,000 common shares in the capital of Amarok and Amarok incurring $1,500,000 in exploration expenditures, to be paid and issued to the Vendor and to be incurred by Amarok as follows:

(a)	the sum of $200,000 to be paid to the Vendor on or before the dates indicated below:

(i)	$10,000 upon satisfactory due diligence, to be completed on or before April 30, 2010;

(ii)           $40,000 upon signing of the Formal Agreement;

(iii)	$50,000 on or before the 12 month anniversary of the signing of the Formal Agreement, and

(iv)	$100,000 on or before the 24 month anniversary of the signing of the Formal Agreement;

(b)
the issuance of 100,000 common shares in the capital of Amarok to the Vendor within ten (10) business days of regulatory approval of the Formal Agreement. Per United States Security Regulations, shares will be issued with a Rule 144 restrictive legend.

(c)	cumulative exploration expenditures of not less than $1,500,000, to be incurred on or before the dates indicated below:

(i)	$300,000 on or before the first year anniversary of the Formal Agreement;

(ii)	$500,000 on or before the second year anniversary of the Formal Agreement; and

(iii)	$700,000 on or before the third year anniversary of the Formal Agreement;

3.2           Exploration expenditures incurred by any date in excess of the amount of exploration expenditures required to be incurred by such date pursuant to paragraph 3.1(c) shall be carried forward to the succeeding period or periods and qualify as exploration expenditures.  Any exploration expenditures incurred in excess of the minimum required pursuant to paragraph 3.1(c) shall be carried forward to the succeeding period or periods and qualify as exploration expenditures thereunder.  If exploration expenditures are less than the amount of exploration expenditures required to be incurred by any date, Amarok may pay the deficiency to the Vendor in cash by the required date in order to maintain the Option.  Such payments in cash in lieu shall be deemed to be exploration expenditures for the purposes of paragraph 3.1(c).

3.3           Amarok shall have exercised the Option and shall have earned a 60% interest in and to the Property, by making all of the cash payments, share issuances and incurring all of the exploration expenditures pursuant to paragraph 3.1.

3.4           During the period commencing on the execution of this letter agreement until the date on which Amarok has earned a 60% interest in and to the Property as provided in section 3.1 hereof:

(a)
Amarok shall be responsible for keeping the claims comprising the Property in good standing and for paying, at its sole expense, any fees and taxes payable to any governmental or regulatory authority in connection therewith and shall be deemed as exploration expenditures for the purposes of paragraphs 3.1(c) hereof; and

(b)
Amarok, its directors, officers, employees and agents shall have full access to all records of the Vendor in respect of the Property, including, without limitation, any geophysical, geochemical and geographic data, maps and exploration results.

PART IV – NET SMELTER RETURN ROYALTY

4.1           Amarok shall have the right to purchase one-half of the NSR from the Vendor for the sum of $1,500,000 thereby reducing the NSR payable to the Vendor from 1.5% to 0.75%.

PART V – OPERATOR AND ACCESS

5.1           During the currency of the Option, Amarok, may at its sole option, elect to engage the Vendor, or a subsidiary thereof, as an independent contractor, to carry out any work on and in connection with the Property.  If Amarok elects to engage the Vendor or subsidiary thereof as outlined above, the parties will in good faith, negotiate and execute a Technical Services Agreement.

5.2           Amarok, its directors, officers, employees and agents shall at all times have the right to enter upon the property for the purpose of inspecting and observing any and all operations that are being conducted thereon and to ensure that all operations are being conducted in accordance with the work program as approved by Amarok management.  Amarok shall have the right to inspect at all times, the drilling data, samples, cores, logs and other data obtained in respect of the Property and shall receive copies of all logs, assay reports, maps or other documents connected with the exploration programs conducted on the Property.

PART VII – GENERAL

7.1           Unless otherwise expressly indicated to the contrary, all references to dollar amounts contained in this letter agreement are references to Canadian dollars.

7.2           If a party wishes to issue or make any public announcement or statement which contains material and non-public information about this letter agreement or any operations conducted pursuant to this letter agreement, it shall not do so unless prior thereto it furnishes the other party with a copy of such announcement or statement and obtains the approval of the other party which approval shall not be unreasonably withheld; provided, however, that a party shall not be prohibited from issuing or making any such public announcement or statement in connection with any reports to its stockholders or others in order to comply with any law or regulation of any government or governmental agency having or purporting to have jurisdiction with respect thereto, including, but not limited to, any securities commission or stock exchange.

7.3           The Vendor agrees that until April 30, 2010, neither they or any of their agents or representatives will enter into any correspondence, discussions, negotiations, or exchange any information pertaining to the Property with any third party with a view to a possible disposition of any interest of the Vendor in the Property or any part thereof to a third party other than Amarok.

7.4           Upon signing of this Letter Agreement by both parties, the Vendor will prepare the Formal Agreement and present same to Amarok for its review and approval and the parties agree to use their best efforts to settle the terms of and finalize the Formal Agreement in a timely manner.

7.5           No party shall be liable to any other party hereto and no party shall be deemed in default hereunder for any failure to perform or delay in performing any of its covenants and agreements caused by or arising out of any act beyond the reasonable control of such party, excluding lack of funds but including, without limitation, all situations arising by reason of “industry standard” force majeure.

It would be appreciated if you could review this proposal.  If the terms as presented are acceptable to you, please sign the attached duplicate of this letter agreement and return the same to my attention at your earliest convenience.  This letter agreement will then form a binding agreement in principle and the basis for a detailed Formal Agreement between the Vendor and Amarok.  Upon signing of this letter agreement, the Vendor and Amarok shall proceed with the drafting and negotiation in good faith of the terms of the Formal Agreement.

Sincerely,

ST. ELIAS MINES LTD.                                                                           AGREED TO and ACCEPTED
       this 16 day of April, 2010

/s/ Lori McClenahan                                                                                  AMAROK RESOURCES INC.
Lori McClenahan
President
       Per: /S/ Ron Ruskowsky
     Authorized Signatory

SCHEDULE “A”

                                     TO THAT LETTER AGREEMENT MADE DATED
                                     APRIL 14, 2010 BETWEEN ST. ELIAS MINES LTD AND AMAROK RESOURCES INC.

The “PROPERTY”

LOCATION: Lambayeque Department, Northern Peru

PROPERTY DESCRIPTION: The mining rights attached to the following mining concessions:

Concession Name	Code Number	Hectares
Cueva Blanca 6	01-01202-96	300
Cueva Blanca 9	01-01773-95	600
Cueva Blanca 10	01-01771-95	300
Total:		1,200

April 30, 2010

St. Elias Mines
Suite 314 – 800 West Pender Street
Vancouver, British Columbia, Canada  V6C 2V6

Attention: Lori McClenahan

RE: Proposed Agreement between St. Elias Mines Ltd. And Amarok Resources Inc. on the Cueva Blanca Gold Property, Peru dated April 16, 2010

Dear Lori.

Pursuant to our telephone discussion regarding the payment of the $10,000.00 per the above noted agreement clause 3.1(a)(i).   We understand that due to unforeseen business events, St. Elias has been delayed in providing to us the necessary documentation to conclude our due diligence in the time line noted in the agreement.

This letter is our understanding that the agreement will remain in effect until receipt and review of the documentation listed below, upon which Amarok will wire to your account the payment as per clause 3.1(a)(i).

The information to be provided by St. Elias is as follows:

1.	Schedule of property payment obligations and due dates for the Cueva Blanca
2.	Documentation showing the claims are currently in good standing;
3.	Copies of title documentation showing ownership of claim block by St. Elias Mines per section 2.1 and 2.2 of above noted agreement;
4.	Property map showing mineral concession outline;
5.	St. Elias wire transfer instructions.

By signing in the space provided below, you are in acceptance with the above.

Regards

/s/ Ron Ruskowsky

Ron Ruskowsky
President & CEO

The above terms and conditions are agreed and accepted, per the above date

/s/ Lori McClenahan
Lori McClenahan, President